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                         [COOPERS & LYBRAND LETTERHEAD]



April 22, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Gentlemen:


We have read the statements made by UNIVEC, Inc. (copy attached), which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report as of April 19, 1998. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,


Coopers & Lybrand L.L.P.